Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Commits $15 Million Loan to Capital Funding Group

MURFREESBORO, Tenn. – (April 12, 2012) National Health Investors, Inc. (NYSE:NHI) announced today it has entered into a 3-year, interest only loan which will provide Capital Funding Group, Inc. (CFG), up to $15 million to be used as mezzanine financing for its bridge-to-HUD lending program. A total of $5 million was funded at closing. This loan replaces the existing credit facility between NHI and CFG.

The CFG family of companies, headquartered in Baltimore, MD, provides comprehensive financing solutions for healthcare facilities, including bridge loans and HUD-insured mortgages, focusing on the long-term care, assisted living and hospital sectors.  CFG is a leader in the HUD-insured mortgage industry, having provided over $2 billion in mortgages nationwide.  Justin Hutchens, NHI’s CEO and President, noted, “CFG has a long history of providing capital to the industry in which we specialize.  Our business relationship in the past has involved participating in new bridge financing to borrowers and in making referrals of new business opportunities.  We look forward to enhancing this business relationship with our loan commitment.”

About National Health Investors

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings and hospitals.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com